Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2015

- Revenue for Fiscal Second Quarter of 2016 was $334 million -
- Adjusted EBITDA for Fiscal Second Quarter was $9.8 million -
- Operating Expenses Decreased $12.4 million or 18.3% for Fiscal Second Quarter of 2016 -
- Equipment Inventory Decreased $222 million or 22.3% Compared to Second Quarter of Fiscal 2015 -

West Fargo, ND – September 9, 2015 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter ended July 31, 2015.

Fiscal 2016 Second Quarter Results

For the second quarter of fiscal 2016, revenue was $334.2 million, compared to $451.0 million in the second quarter last year. Equipment sales were $221.0 million for the second quarter of fiscal 2016, compared to $320.1 million in the second quarter last year. Parts sales were $62.1 million for the second quarter of fiscal 2016, compared to $70.5 million in the second quarter last year. Revenue generated from service was $32.8 million for the second quarter of fiscal 2016, compared to $38.4 million in the second quarter last year. Revenue from rental and other decreased to $18.3 million for the second quarter of fiscal 2016 from $21.9 million in the second quarter last year.

Gross profit for the second quarter of fiscal 2016 was $62.1 million, compared to $79.7 million in the second quarter last year, primarily reflecting a decrease in Agriculture equipment revenue. The Company’s gross profit margin was 18.6% in the second quarter of fiscal 2016, compared to 17.7% in the second quarter last year. This increase in gross profit margin primarily reflects a larger portion of gross profit coming from the Company's higher margin parts and service businesses. Gross profit from parts and service for the second quarter of fiscal 2016 was 63.2% of overall gross profit, compared to 57.4% in the second quarter last year.

Operating expenses were 16.6% of revenue or, $55.4 million, for the second quarter of fiscal 2016, compared to 15.1% of revenue or, $67.8 million, for the second quarter of last year. The decrease in operating expenses of $12.4 million was primarily due to cost savings associated with the Company's realignment activities implemented in the first quarters of fiscal 2016 and 2015 in addition to other cost saving initiatives. The increase in operating expenses as a percentage of revenue was primarily due to the deleveraging of fixed expenses as total revenue decreased from the prior year.

The Company recognized charges of $0.1 million and $1.3 million from the balance sheet impact of the Ukrainian hryvnia devaluation in the second quarters of fiscal 2016 and 2015, respectively.

Floorplan interest expense was $4.7 million for the second quarter of fiscal 2016, compared to $5.3 million in the second quarter of fiscal 2015. The decrease in floorplan interest expense is due to lower average interest-bearing inventory in the second quarter of fiscal 2016.

In the second quarter of fiscal 2016, the Company generated $9.8 million in adjusted EBITDA, compared to $14.9 million in the second quarter of last year. The Company includes floorplan interest expense in its EBITDA calculation.

Pre-tax loss for the second quarter of fiscal 2016 was $0.5 million, compared to pre-tax income of $1.8 million in the second quarter of last year. Excluding all non-GAAP adjustments, adjusted pre-tax loss for the second quarter of fiscal 2016 was $0.5 million. For the second quarter of 2015, excluding non-GAAP adjustments, adjusted pre-tax income was $3.3 million. Adjusted pre-tax Agriculture segment loss was $2.5 million for the second quarter of fiscal 2016, compared to adjusted pre-tax income of $6.6 million in the second quarter last year. Adjusted pre-tax Construction segment loss was $1.0 million for the second quarter of fiscal 2016, compared to adjusted pre-tax loss of $0.4 million in the second quarter last year. Adjusted pre-tax International segment income was $1.0 million for the second quarter of fiscal 2016, compared to adjusted pre-tax loss of $3.7 million in the second quarter last year.

Net income attributable to common stockholders for the second quarter of fiscal 2016 was $0.0 million, or earnings per diluted share of $0.00, compared to net loss attributable to common stockholders of $0.6 million, or $0.03 per diluted share, for the second quarter of fiscal 2015. Excluding all non-GAAP adjustments, adjusted net income attributable to common stockholders for the second quarter of fiscal 2016 was $0.0 million, or $0.00 per diluted share, compared to adjusted net income attributable to common stockholders for the second quarter of fiscal 2015 of $0.8 million, or $0.04 per diluted share.

Fiscal 2016 First Six Months Results

Revenue was $687.4 million for the first six months of fiscal 2016, compared to $916.5 million for the same period last year. Gross profit margin was 17.8% for the first six months of fiscal 2016, compared to 17.0% for the same period last year. The Company generated $14.9 million in adjusted EBITDA in the first six months of fiscal 2016, compared to $22.5 million in the same period last year. Pre-tax loss was $9.3 million for the first six months of fiscal 2016, compared to pre-tax loss of $6.8 million for the same period last year. Excluding certain non-GAAP adjustments, adjusted pre-tax loss was $5.2 million for the first six months of fiscal 2016, compared to pre-tax income of $1.0 million for the same period last year. Net loss attributable to common stock for the first six months of fiscal 2016 was $6.2 million, or $0.29 per diluted share, compared to a loss of $7.0 million, or $0.34 per diluted share, for the same period last year. Excluding non-GAAP items, adjusted net loss attributable to common stock for the first six months of fiscal 2016 was $2.9 million, or $0.14 per diluted share, compared to a loss of $0.7 million, or $0.03 per diluted share, for the same period last year.

Balance Sheet

The Company ended the second quarter of fiscal 2016 with cash of $95.4 million. The Company’s inventory level, including amounts classified as held for sale, was $884.0 million as of July 31, 2015, compared to inventory of $1.1 billion as of July 31, 2014, primarily reflecting a $222.0 million reduction in equipment inventory. The Company had, including amounts classified as held for sale, $622.1 million outstanding floorplan payables on $1.0 billion total discretionary floorplan lines of credit as of July 31, 2015, reflecting a decrease of $228.2 million from the floorplan payable balance of $850.3 million as of July 31, 2014. The reduced floorplan levels has improved the Company's total liabilities to tangible net worth to 2.5 as of July 31, 2015 from 3.3 as of July 31, 2014.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “Our financial performance in the second quarter was in-line with our expectations. Our Agriculture segment continues to be impacted by ongoing industry headwinds, and our Construction business, which faced strong year-over-year comparisons in the second quarter of fiscal 2016, was impacted by lower oil prices as well as reduced sales of construction equipment to agricultural customers. We are pleased to report second quarter pre-tax income for our International segment reflecting the previously announced initiatives as well as slightly improved market conditions in some of the regions in which we operate."

Mr. Meyer continued, "While Agriculture headwinds continue to persist, we believe we are taking the necessary steps to manage the challenging environment and position our business for long-term, profitable growth. We have substantially completed our previously outlined realignment plan, which is expected to generate approximately $20 million in cost savings, and contributed to the $12.4 million reduction in operating expenses during the second quarter of this year compared to the second quarter last year. In addition, we remain on track to achieve our $150 million equipment inventory reduction goal in fiscal 2016. Based on our year-to-date results and outlook for the back half of the year, we are updating our annual revenue modeling assumptions and continue to anticipate achieving positive adjusted net income/earnings per share."

Fiscal 2016 Modeling Assumptions

The Company is updating the following modeling assumptions for fiscal 2016 that it believes will provide investors with relevant information about expectations regarding financial results and business trends:

•	Agriculture Same Store Sales Down 20% to 25%

•	Construction Same Store Sales Flat to Down 5%

•	International Same Store Sales Flat to Down 5%

•	Equipment Margins Between 7.7% and 8.3%

•	Expects to be profitable on an adjusted diluted earnings per share basis

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 359-3627 from the U.S. International callers can dial (719) 325-2177. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, September 23, 2015, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 3761097.

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. This includes adjusted EBITDA, which the Company defines as net income (loss) including noncontrolling interest, adjusted for net interest (excluding floorplan interest expense), income taxes, depreciation, amortization, and items included in its non-GAAP pre-tax income (loss) reconciliation for each of the respective periods. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 92 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including two outlet stores, and 16 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2016, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	July 31, 2015	January 31, 2015
Assets
Current Assets
Cash	$95,416	$127,528
Receivables, net	70,797	76,382
Inventories	877,823	879,440
Prepaid expenses and other	5,353	10,634
Income taxes receivable	3,834	166
Deferred income taxes	18,297	19,025
Assets held for sale	11,246	15,312
Total current assets	1,082,766	1,128,487
Intangibles and Other Assets
Intangible assets, net of accumulated amortization	5,272	5,458
Other	6,490	7,122
Total intangibles and other assets	11,762	12,580
Property and Equipment, net of accumulated depreciation	186,000	208,680
Total Assets	$1,280,528	$1,349,747

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$18,358	$17,659
Floorplan payable	619,636	627,249
Current maturities of long-term debt	6,365	7,749
Customer deposits	15,442	35,090
Accrued expenses	30,062	35,496
Income taxes payable	—	3,529
Liabilities held for sale	2,531	2,835
Total current liabilities	692,394	729,607
Long-Term Liabilities
Senior convertible notes	134,170	132,350
Long-term debt, less current maturities	41,629	67,123
Deferred income taxes	39,433	38,996
Other long-term liabilities	3,289	3,312
Total long-term liabilities	218,521	241,781
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	241,158	240,180
Retained earnings	131,120	137,418
Accumulated other comprehensive loss	(3,492)	(1,099)
Total Titan Machinery Inc. stockholders' equity	368,786	376,499
Noncontrolling interest	827	1,860
Total stockholders' equity	369,613	378,359
Total Liabilities and Stockholders' Equity	$1,280,528	$1,349,747

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Revenue
Equipment	$221,016	$320,087	$465,999	$665,132
Parts	62,081	70,526	123,601	138,905
Service	32,842	38,447	65,744	75,531
Rental and other	18,251	21,930	32,042	36,885
Total Revenue	334,190	450,990	687,386	916,453
Cost of Revenue
Equipment	203,152	292,879	430,185	609,161
Parts	43,382	49,730	86,953	97,744
Service	12,327	13,529	23,687	27,932
Rental and other	13,260	15,199	24,057	26,024
Total Cost of Revenue	272,121	371,337	564,882	760,861
Gross Profit	62,069	79,653	122,504	155,592
Operating Expenses	55,385	67,795	112,495	138,947
Impairment and Realignment Costs	(104)	151	1,497	2,952
Income from Operations	6,788	11,707	8,512	13,693
Other Income (Expense)
Interest income and other income (expense)	837	(1,028)	(1,287)	(3,606)
Floorplan interest expense	(4,744)	(5,308)	(9,343)	(9,901)
Other interest expense	(3,360)	(3,559)	(7,187)	(7,000)
Income (Loss) Before Income Taxes	(479)	1,812	(9,305)	(6,814)
Provision for (Benefit from) Income Taxes	(649)	2,587	(2,585)	854
Net Income (Loss) Including Noncontrolling Interest	170	(775)	(6,720)	(7,668)
Less: Net Income (Loss) Attributable to Noncontrolling Interest	164	(161)	(422)	(505)
Net Income (Loss) Attributable to Titan Machinery Inc.	6	(614)	(6,298)	(7,163)
Net Income (Loss) Allocated to Participating Securities	—	11	112	114
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$6	$(603)	$(6,186)	$(7,049)

Earnings (Loss) per Share - Diluted	$0.00	$(0.03)	$(0.29)	$(0.34)
Weighted Average Common Shares - Diluted	21,217	20,986	21,075	20,969

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended July 31,
	2015	2014
Operating Activities
Net loss including noncontrolling interest	$(6,720)	$(7,668)
Adjustments to reconcile net loss including noncontrolling interest to net cash provided by (used for) operating activities
Depreciation and amortization	13,824	14,746
Impairment	152	268
Deferred income taxes	689	385
Other, net	4,725	3,068
Changes in assets and liabilities
Inventories	8,910	(68,312)
Manufacturer floorplan payable	186,563	(643)
Other working capital	(22,574)	(21,251)
Net Cash Provided by (Used for) Operating Activities	185,569	(79,407)
Investing Activities
Property and equipment purchases	(4,160)	(8,751)
Proceeds from sale of property and equipment	2,201	2,444
Other, net	470	328
Net Cash Used for Investing Activities	(1,489)	(5,979)
Financing Activities
Net change in non-manufacturer floorplan payable	(190,744)	100,790
Net proceeds from (payments on) long-term debt borrowings	(24,410)	274
Other, net	(573)	(264)
Net Cash Provided by (Used for) Financing Activities	(215,727)	100,800
Effect of Exchange Rate Changes on Cash	(465)	57
Net Change in Cash	(32,112)	15,471
Cash at Beginning of Period	127,528	74,242
Cash at End of Period	$95,416	$89,713

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2015	2014	% Change	2015	2014	% Change
Revenue
Agriculture	$209,449	$305,721	(31.5)%	$449,304	$650,102	(30.9)%
Construction	81,407	101,747	(20.0)%	162,578	193,512	(16.0)%
International	43,334	43,522	(0.4)%	75,504	72,839	3.7%
Total	$334,190	$450,990	(25.9)%	$687,386	$916,453	(25.0)%

Income (Loss) Before Income Taxes
Agriculture	$(2,440)	$6,494	(137.6)%	$(3,526)	$9,999	(135.3)%
Construction	(937)	(368)	(154.6)%	(4,502)	(6,361)	29.2%
International	946	(5,016)	118.9%	(3,425)	(10,281)	66.7%
Segment income (loss) before income taxes	(2,431)	1,110	(319.0)%	(11,453)	(6,643)	(72.4)%
Shared Resources	1,952	702	178.1%	2,148	(171)	1,356.1%
Income (Loss) Before Income Taxes	$(479)	$1,812	(126.4)%	$(9,305)	$(6,814)	(36.6)%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Pre-Tax Income (Loss)
Income (Loss) Before Income Taxes	$(479)	$1,812	$(9,305)	$(6,814)
Non-GAAP Adjustments
Debt Issuance Cost Write-Off	—	—	539	—
Realignment / Store Closing Costs	(104)	218	1,497	3,423
Ukraine Remeasurement	63	1,284	2,103	4,406
Total Non-GAAP Adjustments	(41)	1,502	4,139	7,829
Adjusted Pre-Tax Income (Loss)	$(520)	$3,314	$(5,166)	$1,015

Adjusted EBITDA
Net Income (Loss) Including Noncontrolling Interest	$170	$(775)	$(6,720)	$(7,668)
Adjustments
Interest Expense, Net of Interest Income	3,181	3,559	6,278	6,770
Provision for (Benefit from) Income Taxes	(649)	2,587	(2,585)	854
Depreciation and amortization	7,157	8,017	13,824	14,746
Total Non-GAAP Adjustments to Pre-Tax Income (Loss)	(41)	1,502	4,139	7,829
Total Adjustments	9,648	15,665	21,656	30,199
Adjusted EBITDA	$9,818	$14,890	$14,936	$22,531

Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$6	$(603)	$(6,186)	$(7,049)
Non-GAAP Adjustments (1)
Debt Issuance Cost Write-Off	—	—	318	—
Realignment / Store Closing Costs	(62)	130	882	2,038
Ukraine Remeasurement	62	1,262	2,066	4,336
Total Non-GAAP Adjustments	—	1,392	3,266	6,374
Adjusted Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$6	$789	$(2,920)	$(675)

Earnings (Loss) per Share - Diluted
Earnings (Loss) per Share - Diluted	$0.00	$(0.03)	$(0.29)	$(0.34)
Non-GAAP Adjustments (1)
Debt Issuance Cost Write-Off	—	—	0.01	—
Realignment / Store Closing Costs	—	0.01	0.04	0.10
Ukraine Remeasurement	—	0.06	0.10	0.21
Total Non-GAAP Adjustments	—	0.07	0.15	0.31
Adjusted Earnings (Loss) per Share - Diluted	$0.00	$0.04	$(0.14)	$(0.03)

(1) Adjustments are net of the impact of amounts related to income taxes, attributable to noncontrolling interests, and allocated to participating securities.